ASSIGNMENT AGREEMENT WITH CONTINGENT RIGHT OF REVERTER

This Assignment Agreement with Contingent Right of Reverter (hereafter the “Agreement”) is made effective as of August 10, 2002 (the “Effective Date”) by and between Alchemy Ventures, Ltd., a British Columbia, Canada corporation (“ALY”), and Idaho Industrial Minerals, LLC., and Idaho limited liability company (“IIM”), Northwest Kaolin, Inc., an Idaho corporation (“NWK”). (Collectively, referred to hereinafter as the “Parties.”)

RECITALS

Whereas, on November 1, 1999, Phillip C. Nisbet (“Nisbet”) submitted fourteen lease applications, Nos. 9264-9269, 9272-9279 (the “Fourteen Applications”), covering certain State of Idaho (“State”) lands in Latah County, Idaho, to the Idaho Department of Lands (“IDL”) for processing into State mineral leases are provided for under Idaho Code §47-704;

Whereas, on November 15, 1999, Nisbet and Northwest Kaolin entered into an Agreement in Principle by which, for the consideration stated therein, Nisbet agreed to sell his rights, title and Interest “in the Helmar-Bovill properties located in Latah County, Idaho, comprising 7840 acres of kaolin clay deposits” [actually, the Parties understand that it is approximately 6,301 acres, more or less];

Whereas, on December 7, 1999, ALY entered into an Agreement with Northwest Kaolin, Inc. (“NWK”) to purchase certain properties “comprised of approximately seven (7) square miles of claims lawfully registered to [NWK] in the State of Idaho for the purpose of gathering, processing and marketing the kaolin clay deposits thereon” (hereafter “Agreement #1”);

Whereas, on December 11, 1999, Nisbet executed, under notary, and assignment of leases to Northwest Kaolin; however, his spouse did not join in the original execution;

Whereas, on June 15, 2000, Nisbet and NWK entered into a second Agreement in Principle that replaced the previous Agreement in Principle and required Nisbet to relinquish “all rights, title or interest held by [Nisbet] in the Helmar-Bovill properties and the leases from the State of Idaho for said properties...”

Whereas, on July 1, 2000, NWK submitted two lease applications, Nos. 9292 and 9293 (the “Two Applications”) covering certain State lands in Latah County, Idaho to the IDL for processing into state mineral leases as provided for under Idaho Code §47-704;

Whereas, on August 24, 2000, NWK and ALY entered into an Agreement that provided the option in ALY to acquire 51% of certain “Mineral Claims”, as defined in the Agreement, from NWK upon completing certain exploration expenditures, making payments and issuing shares within certain time parameters, and further provided the option in Aly to enter in to 51/49 joint venture with NWK or to acquire the additional 49% within a set time period (“Agreement #2”);

Whereas, disputes existed between ALY and NWK regarding their respective rights and obligations under the various above-described Agreements, and regarding the enforceability of said Agreements;

Whereas, on May 15, 2001, NWK submitted to the IDL the original of the Assignment of Clay Lease Applications executed by Nisbet to NWK for fourteen clay lease application along with a filing fee of $700;

Whereas, on May 25, 2001, Scott Nicols, Chief, Bureau of Minerals, wrote to NWK, c/o Lois Van Hoover, regarding “State of Idaho Mineral Lease Application Nos. 9264-69, 9272-9279” stating:

This correspondence is notification we are unable to transfer the subject mineral lease applications from Phil Nisbet to Northwest Kaolin at this time.  In order to assign the lease applications, Phil Nisbet’s wife, Marian Nisbet, must also sign the assignment form, have her signature notarized, and submit the original assignment document bearing her signature to this office.  As we discussed, since we have the assignment form with Mr. Nisbet’s signature on file, we will accept a second assignment document with Mrs. Nisbet’s signature and the completed notary statement.

Whereas, by Assignment of Mineral, Oil and Gas, and/or Geothermal Resource Lease(s), dated July 9, 2001, Phillip and Marian Nisbet, did “sell, assign and transfer unto Alchemy Kaolin Corporation …100% of our rights, title and interest” in certain described lease applications;

Whereas, on July 17, 2001, Sharon A. Murray, Mineral Leasing Specialist, Bureau of Minerals, returned the above-referenced assignment form to Phillip C. Nisbet stating that the IDL:

will not take any action to assign any of the 14 mineral lease applications held in your name, or the two applications filed by Northwest Kaolin, until all issues regarding community property laws in Idaho as they relate to said applications are resolved…[and] until all issues as to who holds an interest in applications has been resolved in writing between you, Northwest Kaolin, Inc., and Alchemy Ventures, Ltd., and its subsidiaries;

Whereas, no additional documentation exists in the official IDL files regarding a resolution of the assignment of fourteen clay lease applications from Phil Nisbet to Northwest Kaolin, Inc.;

Whereas, a dispute existed between and/or among the Parties as to their respective rights in and to lease applications Nos. 9264-9269, 9272-9279 and Nos. 9292, 9293, (hereafter collectively referred to as the “Lease Applications”);

Whereas, NWK and certain individuals as principals of NWK or as interested parties in association with NWK have resolved their disputes with ALY and desire to transfer and assign any and all of their right, title and interest that they possess in the Lease Applications to ALY and to forever release and assign any claims they may have with respect to ownership of said Lease Applications and the dispute(s) arising there form to ALY;

Whereas, by that certain “Contribution Agreement by and among Idaho Industrial Minerals and Phillip C. Nisbet,” dated October 16, 2001, Nisbet contributed, among other things, “all right title and interest in and to…[certain] Applications for State of Idaho Mineral Leases” to IIM;

Whereas, ALY, IIM and Nisbet executed a Letter of Understanding, dated January 23, 2002, that laid a foundation for resolving disputes between the Parties and for a  deal that would transfer the Properties to ALY (hereafter “Agreement #3”);

Whereas, by that Conditional purchase and Sale Agreement, dated March 18, 2002 (hereafter “Agreement #4”), ALY, IIM and Nisbet agreed to certain terms to be incorporated into an “Agreement in Full” as the basis for the transfer of the Lease Applications to ALY.

Whereas, ALY desires to acquire the Lease Applications from NWK and certain individuals as principals of NWK or as interested parties in association with NWK, and IIM, NWK and certain individuals as principals of NWK or as interested parties in association with NWK, desire to convey the Lease Applications to ALY subject to the terms and conditions set forth herein.

AGREEMENT

Now Therefore, in consideration of, and subject to, the covenants, terms and conditions made herein, and intending to be legally bound, the Parties hereto agree as follows:

DEFINITIONS

Definitions.  For the purposes of this Agreement, the following items shall have the meanings set forth below:

                “Agreement” means this “Assignment Agreement with Contingent Right of Reverter,” including all exhibits and schedules, all of which are incorporated by this reference.

                “ALY” shall have the meaning set forth in the introduction to this Agreement and includes its U.S. subsidiary, AlchemyKaolin Inc.

                “Effective Date” shall have the meaning set forth in the introduction to this Agreement.

                “Feasibility Study” means a comprehensive description of the construction, development, mining, processing, and marketing plan for the commercial products produced from the Mineral(s) extracted from the Properties.  The Study must be in such form and substance as would reasonably be required by an experienced investment banker in making an arms-length investment decision to place such a mine into production.  The Feasibility Study shall include the confirmation of reserves based upon reasonable drilling works, hydrological and geotechnical works, environmental studies, and, if deemed necessary by ALY, the mining of one or more bulk samples of ore for metallurgical studies which may require the construction of one or more shafts or pits, the construction of an incline, or works associated with a trial mine.  The Feasibility Study shall contain estimates of both capital and operating costs and shall analyze how to proceed with mining operations to economically and commercially extract the target Mineral(s), identify the optimum structure for the mining venture, and include reference to relevant marketing and financial aspects.

                “IIM” shall have the meaning set forth in the introduction to this Agreement and includes, as appropriate for context, its wholly owned subsidiary, Northwest Kaolin Inc., an Idaho corporation.  (For purposes of improving the clarity of the granting language, the first reference to IIM and Northwest kaolin Inc. specifically identifies both companies, instead just using the collective term “IIM” to describe both entities.)

                “Lease Applications” shall mean the sixteen (16) mineral lease applications in the Helmar-Bovill region of Latah County, Idaho on file with the IDL in the names of Phillip C. Nisbet and Northwest Kaolin Inc as more fully described in Exhibits A, parts 1 and 2.

                “Lease” and “Leases” shall mean the form of instrument issued by the IDL pursuant to a Lease Application that provides for a vested right to mine the Minerals applied for in the Lease Application and any intervening grant of right by the IDL that may be less than a vested right to mine whether for all or part of the Properties.

                “Mineral” means kaolinite, clays of any type and all other minerals, including, without limitation, feldspar, quartz, and micas, subject only to the limitations that may be imposed by the State.

                “Permitting Process” shall have the meaning ascribed in subsection 2.1.3 herein.

                “Person” means any legal person, including, without limitation, an individual, a partnership, a joint venture, a corporation, a trust, limited liability company, other business entity, an unincorporated organization or a government or any department or agency thereof.

                “Production Plant” shall mean any plant that is capable of producing Mineral products in commercial quantities and quality.

                “Properties” means those lands covered by the Lease Applications (or Leases granted thereby).

SECTION 1
GRANT OF RIGHTS; TERM

1.1          Grant of Rights.  Subject to the paramount title of the State and the Contingent Right as Reverter as provided for in Section 3, IIM and Northwest Kaolin Inc. hereby assign to ALY one Hundred Percent (100%) of its undivided interest in the Lease Applications described in Parts 1 and 2 of Exhibit A and grants to ALY, without limitation, the following rights:

1.1.1      the exclusive right to enter, take possession and use the Properties covered by the Lease Applications;

1.1.2      the exclusive right to convert the Lease Applications to a Lease(s); however, ALY shall notify IIM promptly of any action by the State to issue a Lease.  If necessary, IIM shall cooperate with ALY in the process of converting the Lease Applications to a Lease(s) subject to the terms and conditions provided herein.

1.2          Accord and Satisfaction.  The parties agree that with the issuance of a total of 1,750,000 common shares of ALY to IIM, IIM releases any and all interest in the Lease Applications and that IIM acknowledges that it has received full and final consideration of the transfer of the rights to the Lease Applications to ALY.

1.3          Execution of Instruments.  The Parties shall execute such instruments and provide such correspondence as is reasonably necessary to effect the assignment of the Lease Applications described in the Paragraph 1.1; however, it is anticipated by the Parties that:

(1) the assignment of the Fourteen Lease Applications will be effected in the IDL records by resubmitted the State “Assignment of Mineral, Oil and Gas, And/Or Geothermal Resources Lease(s),” executed by Phillip C. and Marian Nisbet, dated July 9, 2001 (Exhibit B); and

(2) the assignment of the Two Lease Applications will be effected in the IDL records by NWK’s execution, simultaneously with this Agreement, of the attached State “Assignment of Mineral, Oil and Gas, And/Or Geothermal Resources lease(s)” (Exhibit C) form for delivery by ALY to the IDL.

1.4          Term.     The Term of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years (the “Term”), unless sooner terminated as provided in this Agreement.

1.5          Supercedes and Replaces.           This Agreement is the “Agreement in Full” contemplated by Agreement 4; however, this Agreement supercedes and replaces all prior agreements between the Parties and their predecessors in interest relating to the Lease Applications and Properties including, but not limited to, the agreements in principle and Agreements #1, 2, 3 and 4, described in the Recitals.

1.6          IIM’s Representations Regarding the Lease Applications.              IIM makes no representations or warranties regarding the likelihood that all or any of the Lease Applications will become Leases; however, during the Term of this Agreement, IIM shall indemnify and holds harmless ALY from any claims, demands and legal actions by Nisbet and/or NWK, any individuals as past or present principals of NWK or as interested parties in association with NWK arising out of or related to the Lease Applications or Properties.  Both during and subsequent to the Term of this Agreement, IIM shall cooperate with ALY in any action of ALY in defense of any claims, demands and legal actions by Nisbet and NWK and certain individuals as principals of NWK or as interested parties in association with NWK arising out of or related to the Lease Applications or Properties.

SECTION 2
ALY’S DELIVERABLES

2.1          Consideration.  The purchase price (the “Purchase Price”) for the assignment of Lease Applications shall be One Million Seven Hundred Fifty Thousand (1,750,000) common shares of ALY, subject to such timing, terms, conditions, and restrictions as may be imposed by the Canadian Venture Exchange (“CDNX”), to be delivered by ALY to IIM on the following schedule.  Not later than thirty (30) calendar days after the occurrence of each of the following described events, ALY shall deliver to IIM common shares of ALY in the amounts specified below:

2.1.1      Upon Execution.  Upon receipt of the assignment of Lease Applications described in Paragraph 1.1, ALY shall deliver to IIM, One Hundred Thousand (100,000) common shares of ALY.

2.1.2      Upon Completion of a Feasibility Study.                Upon completion of a Feasibility Study, ALY shall deliver to IIM, Four Hundred Thousand (400,000) common shares of ALY.

2.1.3      Upon Lease Issuance.    Upon the State of Idaho issuing Leases to ALY for all acreage subject to the Lease Application, ALY shall deliver to IIM, Three Hundred Fifty Thousand (350,000) common shares of ALY.  In the event that the State issues Leases on less than all of the Lease Applications, then the number of shares issued shall be proportionate to the percent of the acreage converted to Lease relative to the amount of acres covered by the Lease Applications; the remaining shares of this 350,000 shall be paid upon the occurrence of Paragraph 2.1.5 below, as additional shares to the 400,000 shares already provided for in Paragraph 2.1.5.  In the event that ALY, in its sole discretion, voluntarily agrees to accept Leases from the State for less than all of the acreage subject to the Lease Applications, then ALY shall either pay the additional shares to IIM pursuant to this Paragraph 2.1.3 or ALY shall reassign such Lease Applications per Paragraph 3.4 below.

2.1.4      Upon Completion of a Permitting Process.  Upon completion of the Permitting Process, ALY shall deliver to IIM, Five Hundred Thousand (500,000) common shares of ALY.  The “Permitting Process” means the activities and time period required to obtain all federal, state or local government permits, licenses or other approvals (including water rights) necessary for ALY (or its subsidiaries or affiliates), to construct and operate commercial mining and beneficiation facilities on the Properties, including, if required, through the development of a Production Plant.

2.1.5      Upon Completion of a Production Plant and First Delivery of Commercial Product.  Upon completion of the first delivery of a Commercial Product from a Production Plant, ALY shall deliver to IIM, Four Hundred Thousand (400,000) common shares of ALY.  The “first delivery of Commercial Product” shall be when ALY sells the product from beneficiating Mineral(s) in its Production Plant to a third-party end user or agent or broker for end users in commercially reasonable quantities at a cash amount representing the fair market value for the product so delivered.

2.2          Acceptance and Performance.   By accepting the shares when tendered by ALY, IIM unconditionally accepts that ALY has completed the performance requirement associated with each block of shares being delivered as provided in Section 2.1 above.  IIM shall have fourteen (14) calendar days from the delivery of the shares to provide Notice objecting to the completion ALY’s deliverable and returning the tendered shares. If IIM has not tendered a return of the shares within said fourteen (14) calendar days, then the associated deliverable for ALY will be deemed accepted.  In the event of an alleged default by ALY, IIM shall describe with reasonable specificity the alleged default in ALY’s performance that gives rise to any declaration of nonperfomance, and the procedures described in Section 10 hereof shall be applicable.  Failure to declare a default at such time shall be deemed a waiver of IIM’s rights to declare a default at a later date.

2.3          Verification of Authorization.     With each tendered delivery of shares as provided in Subsections 2.1.1 through 2.1.4, ALY shall provide IIM with certified copies of the resolutions of ALY’s board of directors and its shareholders, if applicable, authorizing the issuance of common shares, subject to the parameters imposed by the CDNX.  Similarly, with each tendered delivery of shares as provided in Subsections 2.1.1 through 2.1.4, IIM shall provide ALY with certified copies of the resolutions of IIM’s board of directors and IIM’s shareholders, if applicable, authorizing the acceptance of common shares of ALY.

2.4          Other Items.      ALY shall also deliver such other documents as IIM may reasonable request in connection with the transaction contemplated by this Agreement.  IIM shall also deliver such other documents as ALY shall reasonably request in connection with the transactions contemplated by this Agreement.

2.5          Adjustments.    The Purchase Price is for an undivided One Hundred Percent (100%) interest in the Lease Applications, subject to paramount title held by the State.  In the event that there is an outstanding right, title or interest including, without limitation, an outstanding lien or encumbrance on the title, or if the IIM holds less than an undivided One Hundred Percent (100%) interest in the Lease Applications, subject to the paramount interest held by the State, then the purchase price shall be adjusted in accordance with the provisions of Section 7.4 (Lesser Interest).  Such adjustment may be made by offset from future issues of ALY common, if ALY so chooses.

SECTION 3
CONTINGENT RIGHT OF REVERTER

3.1          Retention of Revisionary Interest.  By the assignment and grant provided for in Paragraph 1.1, IIM reserves a right of reverter of the Lease Applications (or leases acquired thereby), upon failure of ALY to complete all of its deliverables described in Section 2 by the end of the Term or upon ALY terminating work on development of the Properties.  This Contingent Right of Reverter may be enforced in equity; the Parties recognize that an adequate remedy at law might not exist.  The governing jurisdiction for equitable and legal remedies shall be as provided in Paragraph 14.1.

3.2          Allegation of Failure to Complete Deliverables.  ALY shall have the entire Term to complete the deliverables provided for in Paragraph 2.1, which may be extended by Force Majeure.  If ALY has tendered all of the common shares in association with the performance deliverables described in Subparagraphs 2.1.1 through 2.1.4, then IIM must have rejected or re-tendered, as provided for in Paragraph 2.2, at least one block of shares in order to preserve a claim of default and its Contingent Right of Reverter.

3.3          Resolution of Contingent Right of Reverter.  The procedure for claiming a default, as provided in Section 10, shall govern the initiation and enforcement of the Contingent Right of Reverter by IIM.  If ALY does not dispute the claim that it has failed to complete the deliverables described in Paragraph 2.1 within the Term, or that it cannot so complete such deliverables within the time period allowed under Subparagraph 10.1.2, then ALY shall promptly reconvey to NWK or to IIM, as designated by IIM, the Lease Applications covered thereby in a format recognizable and acceptable to the IDL office.  IF IIM has accepted all of the shares as provided for in Paragraph 2.2, then the Contingent Right of Reverter shall automatically expire upon the expiration of the Term of this Agreement and shall not survive the expiration of this Agreement.

3.4          Reassignment.  It is agreed that if ALY should choose to abandon any of the Lease Applications (or Leases derived from such Lease Applications) listed on Exhibit A, then ALY shall provide IIM with Notice of such intent, and IIM shall have the option for fourteen (14) days from receipt of such Notice to cause ALY to execute a reassignment instrument.  In addition, ALY will execute an appropriate State assignment form, and shall generally cooperate with IIM and the State to implement the intent of such reassignment; however, ALY does not represent or warrant that the State will accept such reassignment, nor shall ALY bear any of the costs associated with reassignment.

3.5          Notice. In the event that the State of Idaho provides notice to ALY that any Lease Application or Lease is deemed invalid, out of compliance or otherwise subject to termination of rights, ALY shall provide IIM with this is same information within 48 hours of ALY receiving actual notice.

SECTION 4
RELEASE

4.1          Release of Claims.  As of the Effective Date, each party to this Agreement releases and discharges the other as well as any of its officers, directors, shareholders, agents, employees, attorneys, successors, heirs, devisees, assigns, affiliates, related organizations, if any, and any other persons, firms or corporations in interest with them, or any of them, of and from all contracts, agreements, understandings, claims, liabilities, demands, liens, debts, loans, obligations, accounts, causes of action and/or suit of any and every nature, known or unknown, for damages or otherwise, at law or in equity (“Claims”), which each party may have or claim to have had against the other including without limitation: Claims related to ownership of the Lease Applications; Claims related to any previous agreements or alleged agreements between or among any of the Parties hereto; Claims of breach of any understanding or agreement related to the Lease Applications and the proposed mining of Mineral(s) by predecessors in interest of the Parties, and Claims of compensation owing or due in the form of fees, wages, royalties or and any other obligation for sums due and owing from any of the Parties that arose from or may arise from actions or omissions of the Parties or their predecessors in interest prior to the Effective Date.

SECTION 5
Performance Obligations

5.1          Operational Performance of ALY.  ALY shall conduct all activities on the Properties in a good and workmanlike manner and in compliance with all applicable laws and regulations and permits, including those related to environment and reclamation.  ALY shall promptly pay all outstanding debts.  ALY shall use its good faith effort to obtain all governmental approvals required to exercise its rights granted hereunder; however, and IIM agrees to cooperate with ALY in the Permitting Process, including granting and documenting any required consent.  ALY shall owe no duties to IIM except as provided in this Agreement.

5.2.         Obligation to Maintain the Lease Applications (or Leases acquired thereby).  ALY shall use its good faith efforts to cause the Lease Applications to be converted to Leases and ALY shall seek to do so as promptly as reasonably possible under the entirety of circumstances, and to keep any Leases acquired in good standing under the laws of the State while this Agreement is in effect, including the payment of fees and the filing of necessary reports.  The Parties recognize that converting the Lease Applications to Leases potentially involves a discretionary decision by the State; the Parties shall use their good faith efforts to obtain Leases for all of the Lease Applications.  It is understood by the Parties that if the State fails to issue Leases covering sufficient lands to support ALY’s anticipated production operations, this may be deemed Force Majeure pursuant to Section 6 hereunder, so long as the terms and conditions in Section 6 are satisfied.

5.3          Claims and Liens.  ALY shall pay and satisfy all claims and liens for materials, supplies and labor used in connection with ALY’s operations on the Properties, and shall keep the Lease Application (or Lease acquired thereby) free and clear from any and all liens and encumbrances, except any such lien or encumbrance that may result from the actions of parties other than ALY, its agents, employees, and contractors, and excepting any such lien or encumbrance that is in good faith being subject to active challenge or appeal during the pendency of such challenge or appeal.

5.4          Coordinating with the State.  ALY shall maintain close contact with the State at all reasonable times to keep the relevant agencies informed of current and planned activities relating to the Properties regardless of whether or not such communication may be required by law.  ALY shall provide IIM with copies of any correspondence sent to, or received from, the State of Idaho and its various agencies.

5.5          Inspection.  IIM, or IIM’s authorized representative may at any reasonable time, inspect ALY’s activities, but such representative shall do so at his or her own risk, and shall conduct such inspections so as not to hinder unreasonably the activities of ALY.  IIM and its representatives, shall indemnify and hold ALY harmless from any costs, loss, or damage by reason of injury to IIM, or its representative in making such an inspection.  ALY may refuse access to the Properties for all representatives of IIM that refuse to execute a waiver of liability in the favor of ALY before entering the Properties.  IIM and/or IIM’s representative shall not disclose any of the information collected under this Agreement, except to ALY, nor shall IIM use such information to identify and/or capture corporate opportunities of ALY, or in any way compete with ALY, unless and until IIM and ALY enter into a commercially reasonable confidentiality/nondisclosure agreement, which shall include an “area of interest” clause that precludes IIM or owners of IIM from acquiring an interest in mineral property within 25 miles of the Properties without promptly offering any such interest to ALY at IIM’s cost.

SECTION 6
FORCE MAJEURE

6.1          Force Majeure.

6.1.1      Force Majeure means any cause or condition beyond the reasonable control of, and without the fault or negligence of, the party claiming Force Majeure which causes the party to be unable to perform its obligations, which by exercise of due foresight such party could not reasonably have been expected to avoid and which the party is unable to overcome by the exercise of due diligence.

6.1.2      The obligations of ALY under this Agreement shall be suspended if ALY is delayed or interrupted in or prevented from conducting any operations on the Properties, or significant portion thereof, as the result of an Act of God, fire, earthquake, hurricane, unreasonably heavy precipitation or floods, shortage of fuel supply, raw materials, or other supplies or equipment, changes in governmental laws, rules, regulations or orders adversely affecting any operations on part or all of the Properties; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization that may be required to conduct operations; any extraordinary restrictions upon, unusual delays in receiving, or failures to receive any permits, licenses, or approvals from any governmental agency; or any other cause beyond ALY’s reasonable control.

6.1.3      In such event ALY shall notify IIM in writing of the particulars of the delays or interruptions and the term of this Agreement shall be extended for a period of time equal to the period during which ALY operations are so delayed, interrupted, or prevented

6.2          Adverse Claims.  If at any time during the Term of this Agreement it appears that one or more private third parties may have a claim of economic interest or ownership in the Properties or the Lease Applications (or Leases acquired thereby), ALY may claim Force Majeure for a period of time equal to the time necessary to resolve such claim(s) of economic interest or ownership in the Properties or the Lease Applications (or Leases acquired thereby).

SECTION 7
IIM’S WARRANTIES, REPRESENTATIONS & COVENANTS

7.1          IIM’s Warranties, Representations, and Covenants.  Excepting only the paramount title of the State, its participating interest and production royalties, if any, IIM represents and warrants to ALY that:

7.1.1      IIM and Nisbet own or control the Lease Applications.

7.1.2      IIM knows of no other person claiming any interest in the Lease Applications; and the Lease Applications are free from all liens and encumbrances, except liens for property taxes not yet due and payable.

7.1.3      No royalties, fees or monies (or claims therefore) are payable or required to be paid to any person having or claiming an interest in the Lease Applications other than the State.

7.1.4      IIM has full power and authority to execute this Agreement and this Agreement is valid and binding upon it in accordance with its terms.

7.1.5      IIM knows of no violation of any applicable law or regulation relating to land use, environmental protection or otherwise with respect to the Lease Applications or activities relating thereto; and IIM represents that there is no judgment outstanding and no litigation, proceeding or governmental investigation pending or threatened against the Lease Applications or IIM in connection with the Lease Applications except as described below:

                NONE

7.2          Defects In Title.  In the event that any cloud or defect may arise in IIM’s title to the Lease Applications (or Leases granted thereby), except matters involving the title and rights of the State (including, without limitation, discretionary lease issuance), then at ALY’s request pursuant to Notice, IIM will take all action necessary, including judicial proceedings, to remove any cloud from and cure any defect in ALY’s title to the Lease Applications (or Lease granted thereby).  If IIM fails or refuses to take such action, ALY may take such action in IIM’s name.  IIM shall cooperate with ALY in any such action taken.  ALY may recover from IIM, or from any payments in stock thereafter to become due to IIM under this Agreement, all costs and expenses, including reasonable attorney’s fees, incurred by ALY in such action.

7.3          Challenge to Title by State  If the State attacks the validity of the Lease Applications for any reason, except ALY’s failure to comply with its obligation to maintain the Lease Applications (or Leases granted thereby) in good standing, ALY, in its sole discretion, may prosecute/defend an action in mandamus to issue lease, damages, or such other action as it may choose.  However, in the event that ALY does not choose to defend/prosecute such claim, then ALY, in its sole discretion, shall provide Notice to IIM, who then may take such action in ALY’s name.

7.4          Lesser Interest.  The total number of common shares deliverable to IIM pursuant to the terms of this Agreement are premised on the fact that ALY is acquiring an undivided One Hundred Percent (100%) interest in the Lease Applications subject to the paramount interest held by the State, and that ALY’s rights in the Properties are as herein set forth and are subject to no covenants, conditions, restrictions, or encumbrances other than those created by this Agreement.  In the event that at any time during the term of this Agreement there is any outstanding right, title or interest in the Properties not created or caused by ALY such that for any reason ALY is not possessed of the entire interest which this Agreement purports to grant, then the number of shares deliverable to IIM under this Agreement shall be reduced by the proportion which any outstanding interest or encumbrance bears to the full unencumbered interest contracted for by ALY hereunder.

SECTION 8
DAMAGES, INSURANCE & GAURANTEE

8.1          Damages.  In no event shall any Party be liable to the other Party for any consequential, special or incidental loss or damage.

8.2          Insurance.  Within Ninety (90) days of the Effective Date, ALY shall obtain and maintain such insurance coverage as required by law, and such other insurance coverage as might be deemed reasonable and prudent, including, but not limited to the following types of insurance: (1) worker compensation; (2) general liability; (3) automobile; (4) fire; and (5) directors and officers (however, if directors and officers coverage cannot be obtained on commercially reasonable terms, as determined by the Alchemy Board of Directors, then no such insurance will be required.

SECTION 9
TAXES

9.1          Payment Obligation.  Except as hereinafter set forth, ALY shall pay all taxes levied during the Term of this Agreement against all improvements, structures, equipment, personal property, and fixtures placed upon the Properties by ALY and all taxes levied against ALY as an employer of labor.  All taxes shall be paid before delinquent, but ALY shall be under no obligation to pay any tax, so long as the tax is being contested in good faith and by appropriate legal proceedings and the nonpayment thereof does not adversely affect ALY’s right, title, or interest in or to the Premises.

SECTION 10
DEFAULT, TERMINATION & SURRENDER

10.1        Default.

10.1.1    ALY shall not be deemed to be in default hereunder until IIM shall first have given to ALY written notice of the alleged default, specifying with particularity the circumstances of the default and, if applicable, the amount of shares, which IIM claims is due and payable by ALY.

10.1.2    Such notice shall be given in accordance with Section 12 (NOTICES).  ALY shall have a period of sixty (60) days from and after receipt of such notice in which to cure the default, or in the event that such default cannot be cured within sixty (60) days to initiate and diligently pursue steps to correct the default, failing which this Agreement shall terminate and all liabilities and obligations of ALY, except those liabilities existing on the date of termination, shall terminate.  Any default claimed with respect to the issuance of shares may be cured by the deposit in escrow of the number and class of shares in controversy and the giving of notice of the deposit to IIM.  The amount to remain in escrow until the controversy is resolved or until there has been a final disposition of the controversy by a court of competent jurisdiction.

10.1.3    Should ALY dispute the existence of the default, then this AGREEMENT shall not terminate unless ALY does not initiate and diligently pursue steps to cure the default within sixty (60) days after the default has been determined by a final decision of a court of competent jurisdiction.

10.2        Early Termination.

10.2.1    ALY may, at any time and from time to time, terminate this Agreement, as to all or any portion of the Lease Applications (or Leases granted thereby) and Properties, by notifying IIM of its intent to file for record in the IDL office (with a copy to IIM) a good and sufficient surrender or notice of termination of all or a portion of the Lease Applications (or Leases granted thereby).  Upon receipt of such notification of intent to surrender or terminate, IIM, or its designated subsidiary, will have fourteen (14) calendar days to elect to receive a reassignment of such Lease Applications (or Leases granted thereby) from ALY free and clear of all liens and encumbrances or instruct ALY to proceed with filing such notice of surrender with the IDL office.  In the event IIM elects to receive reassignment, ALY will execute an appropriate State assignment form, and generally shall cooperate with IIM and the State to implement the intent of such reassignment; however, ALY does not represent or warrant that the State will accept such reassignment, nor shall ALY bear any of the costs associated with reassignment.  This Agreement shall terminate with respect to that portion of the Properties described in the surrender or termination notice to the IDL office, and all rights, liabilities and obligations of ALY under this Agreement with respect to that portion of the Properties described in such notice shall terminate on the date specified in the notice, except those rights which survive termination and those liabilities and obligations existing on the date of termination. If IIM elects not to re-acquire the surrendered Lease Applications (or Leases granted thereby) and Properties, then either IIM or ALY, or their subsidiaries, may apply to the IDL office for the lease to such surrendered Properties at any time thereafter, and such after-acquired Properties shall not be subject to the terms of this Agreement.

10.2.2    In the event of such termination, all equipment, machinery and supplies that have been brought upon such portion of the Properties by ALY shall be removed by ALY from the portion of the Properties so surrendered within twelve months of providing such notice except such facilities on the Properties that IIM elects to retain.

10.2.3    In the event IIM does not make an election within said fourteen (14) days or elects that ALY should surrender its interest, then ALY shall promptly file a notice of termination of interest with the IDL for the portion of the Properties so surrendered.

10.3        Continued Access.  Subject to the paramount title and authorities of the State, for as long as ALY requires after termination of the Agreement, ALY shall have the right of continued access to the Properties and across the Properties for purposes of reclamation and  remediation, if applicable.  This grant of rights shall survive termination of this Agreement.

SECTION 11
DATA

11.1        ALY’s Data.  ALY shall upon termination of this Agreement provide to IIM, upon IIM’s request, copies of all available non-interpretative information relating to ALY’s activities on the Properties.  This information shall include copies of all ALY’s maps, drill logs and reports, assays, surveys, reports of records submitted to governmental agencies, and geological, geophysical, geochemical or similar data with respect to the Properties, and shall be provided to IIM, or its designated subsidiary, without any warranty or representation as to the accuracy, completeness, reliability or usefulness thereof.

SECTION 12
NOTICES

12.1        All notices and other communications under this Agreement (“Notices”) to the Parties shall be in writing, and shall be addressed respectively as follows:

ALY:	Barry Girling Malespina, Ltd. 900 – 580 Hornby Street Vancouver, B.C. V6C 3B6 Ph: (877) 688-2321

with a copy to:	Baird Hanson Quinn, LLP 2117 Hillway Drive Boise, Idaho 83702 Attn: Joe Baird Ph: (208) 388-0110 Fax (208) 345-4930

IIM:	IDAHO INDUSTRIAL MINERALS, INC. C/O Sacajawea Motor Inn 1874 Main Street Lewiston, Idaho 83501 USA Attn: Brent Thompson Ph: (208) 746-1393 Fax (208) 743-3620

A Party may change its address by Notice to the other Party.

12.2        All Notices shall be given:

12.2.1    by personal delivery (including courier); or

12.2.2    by registered mail, charges prepaid; or

12.2.3    by electronic facsimile communication, with a confirmation sent by registered mail or courier.

12.3        All Notices shall be effective and shall be deemed received:

12.3.1    if by personal delivery or by registered mail, on the date of delivery if delivered during normal business hours, and if not delivered during normal business hours, on the next business day following delivery; or

12.3.2    if by electronic communication, on the next business day following receipt of the electronic communication.

SECTION 13
ASSIGNMENT

13.1        ALY may not assign the Lease Applications (or Leases granted thereby) to a corporation or other entity that is not a subsidiary or affiliated corporation of ALY without the prior written approval of IIM

13.2        ALY may, subject to any applicable law, assign this Agreement or ALY’s rights hereunder or any portion thereof, or may otherwise convey, assign or transfer its interest hereunder or in the Lease Applications or subsequent Leases, once acquired from IIM, to a subsidiary or affiliated corporation of ALY, or to any successor by way of a merger, consolidation or reorganization without prior notice to IIM.  The term “subsidiary or affiliated corporation” as used herein means any corporation that directly or indirectly controls, is controlled by, or is under common control with, ALY.

SECTION 14
MISCELLANEOUS PROVISIONS

14.1        Choice of Law; Survival. The formation, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Idaho, USA; except that, if the primary dispute concerns a question of securities law, then the interpretation and enforcement of this Agreement shall be governed by the laws of British Columbia, Canada.  Any terms or agreements herein which by their nature may or must be performed or occur after termination of this Agreement shall survive such termination.

14.3        Additional Documents.  IIM shall provide ALY with such additional documents as may be necessary to carry out the purposes of this Agreement.  If conditions change by reason of acquisition, conveyances, assignments, or other matters relating to the [unreadable] or description of the Properties, IIM and ALY shall execute amendments of this Agreement and any other documents which may be necessary to reflect such changed conditions.

14.4        Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

14.5        Finders and Brokers.  Each party represents to the other that it has not dealt with anyone who is or may be entitled to a broker’s commission, finder’s fee or other compensation for introducing the parties or for advising or assisting in connection with this Agreement or the transactions contemplated by it.  Each party shall indemnify and hold the other harmless from any cost or expense, including attorneys’ fees and court costs, arising out of such a claim by such a person, including costs incurred in response to discovery and related proceedings in connection with such a claim.

14.6        Inurement.  This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of IIM and ALY.

14.7        Severability.  In the event any provision of this Agreement is held to be invalid or void, it shall not affect the validity of the remaining provisions.

14.8        Waiver.  No waiver of any breach of this Agreement shall be deemed to be a waiver of any other subsequent breach.

14.9        Headings.  Headings to the various Sections herein are for reference only and are not to be used for the purpose of construing the provisions herein.

14.10     Entire Agreement.  Except as provided in Section 1.3, this Agreement constitutes the entire agreement of the Parties.  No modification, variation, or amendment of this Agreement shall be effective unless it is in writing and signed by all the Parties to this Agreement.

                IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

                IIM:                                                                                        ALY:

                IDAHO INDUSTRIAL MINERALS LLC.                         ALCHEMY VENTURES, LTD.

                By  /s/ W. Robert Lemke                                                      By   /s/ Barry Girling

                8-12-2002           President                                                     8-12-2002        Director & Secretary

                NWK:

                Northwest Kaolin, INC.

                By   /s/ W. Robert Lemke

                8-12-2002       President

SENT BY: BAIRD HANSON QUINN LLP; 208 345 4930; AUG-12-02 8:03AM; PAGE 20/29

EXHIBIT A
TO THAT CERTAIN
ASSIGNMENT AGREEMENT WITH CONTINGENT RIGHT OF REVERTER
dated August 10, 2002
by and between Alchemy Ventures, Ltd._ and Idaho Industrial Minerals, LLC.

Part 1

The TWO LEASE APPLICATIONS

SUMMARY OF MINERAL LEASE APPLICATIONS FILED BY NORTHWEST KAOLIN, INC.

Application No.	Township	Range	Section	Legal Description	Acres
9292	41 North	1 West	32	S½S½	160
9293	40 North	1 West	5	Lots 4 and 5	
			17	NW¼, N½NE¼, SE¼NE¼, NW¼SE¼	397

SENT BY: BAIRD HANSON QUINN LLP; 208 345 4930; AUG-12-02 8:03AM; PAGE 21/29

Part 2

The FOURTEEN LEASE APPLICATIONS

SUMMARY OF MINERAL LEASE APPLICATIONS FILED BY PHILLIP C. NISBET – The Fourteen Applications

Application No.	Township	Range	Section	Legal Description	Acres
9264	40 North	1 East	16	N½, SW¼, W½SE¼, Lot 1, Lot 2	625
9265	41 North	1 East	19	E½, E½SW¼, Lot 2, Lot 3, Lot 4, E½NW¼	601
9266	41 North	1 East	18	NE¼, E½NW¼, Lot 2, W½SE¼, W½SE¼SE¼	381
9267	41 North	1 East	17	NW¼, N½SW¼, S½SW¼SE¼, SE¼SE¼, W½NE¼,	
				W½NE¼NE¼	460
9268	40 North	1 West	6	Lots 1 – 11, SE¼NW¼, E½SW¼, SE¼, SW¼NE¼	459
9269	40 North	1 West	8	S½, NE¼NE¼, S½NE¼	440
9272	41 North	1 West	23	Lots 1 – 8, E½SW¼, W½SE¼	485
9273	41 North	1 West	27	Lots 1 – 4, W½NW¼, SE¼NW¼, S½NE¼, N½S½	516
9274	41 North	1 West	36	SW¼SE¼, E½SW¼	120
9275	41 North	1 West	24	Lots 2 – 3, E½NW¼, NW¼NE¼	202
9276	41 North	1 West	22	N½	320
9277	41 North	1 West	21	N½	320
9278	41 North	1 West	20	W½NE¼, NE¼NE¼, W½SE¼, SE¼SE¼	240
9279	41 North	1 West	16	Lots 3 – 4, NW¼, N½SW¼, S½NE¼	414

SENT BY: BAIRD HANSON QUINN LLP; 208 345 4930; AUG-26-02 4:55PM; PAGE 7/15

IDAHO DEPARTMENT OF LANDS

For and in consideration of the sum of $ 1.00 and other valuable considerations, to us in hand paid, receipt whereof is hereby acknowledged, we hereby sell, assign, and transfer unto Alchemy Kaolin Corporation of 2117 Hillway Drive, Boise, ID 83702 telephone number 1-877-303-6573
(Address, City, State and Zip Code)
, 100% percent of our rights, title, and interest in and to State of Idaho Lease Applications ~~No.~~ ________ ~~&~~ as set forth in Exhibit attached.

Witness our hand this 9th day of July, 20 01.

[signature]
ASSIGNOR

ASSIGNOR
Marian Nisbet

State of Idaho)
County of Lemhi)

Comes now Phillip and Marian Nisbet, being first duly sworn, upon oath, deposes and says that he/she is the lessee that executed the within instrument and acknowledged to me that they executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and seal on the day and year last written above.

My Commission Expires: 10/30/2001

Marry Ann L. Heiser
Notary Public for: Lemhi County Treasurer
Residing at: Salmon, Id.

ACCEPTANCE AND ASSUMPTION

The undersigned assignee above named assumes and accepts the obligations and conditions of the above described State of Idaho Lease ~~No.~~ Applications (~~&~~ as set forth in Exhibit attached) and separately covenants with the State of Idaho that they will abide thereby during tenure.

Witness our hand this 17 day of August, 20 02

[signature]
ASSIGNEE

ASSIGNEE

State of IDAHO)
County of KOOTENAI)

Comes now ROGER A. KAUFFMAN, being first duly sworn, upon oath, deposes and says that he/she is the assignee that executed the within instrument and acknowledged to me that they executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and seal on the day and year last written above.

[signature]
Notary Public for:
Residing at: POST FALLS

My Commission Expires: 3-28-06

J.M. WALSH NOTARY PUBLIC STATE OF IDAHO

****

Recorded this ______ day of __________, 20 ___.

CHIEF, BUREAU OF MINERALS

IDL 1800(1)
1-1-97

SENT BY: BAIRD HANSON QUINN LLP; 208 345 4930; AUG-26-02 4:55PM; PAGE 8/15

SUMMARY OF MINERAL LEASE APPLICATIONS FILED BY Phillip C Nisbet

Application No.	Township	Range	Section	Legal Description	Acres
9264	40 North	1 East	16	N½, SW¼, W½SE¼, Lot 1, Lot 2	625
9265	41 North	1 East	19	E½, E½SW¼, Lot 2, Lot 3, Lot 4, E½NW¼	601
9266	41 North	1 East	18	NE¼, E½NW¼, Lot 2, W½SE¼, W½SE¼SE¼	381
9267	41 North	1 East	17	NW¼, N½SW¼, S½SW¼SE¼, SE¼SE¼, W½NE¼,	
				W½NE¼NE¼	460
9268	40 North	1 West	6	Lots 1-11, SE¼NW¼, E½SW¼, SE¼, SW¼NE¼	459
9269	40 North	1 West	8	S½, NE¼NE¼, S½NE¼	440
9272	41 North	1 West	23	Lots 1-8, E½SW¼, W½SE¼	485
9273	41 North	1 West	27	Lots 1-4, W½NW¼, SE¼NW¼, S½NE¼, N½S½	516
9274	41 North	1 West	36	SW¼SE¼, E½SW¼	120
9275	41 North	1 West	24	Lots 2-3, E½NW¼, NW¼NE¼	202
9276	41 North	1 West	22	N½	320
9277	41 North	1 West	21	N½	320
9278	41 North	1 West	20	W½NE¼, NE¼NE¼, W½SE¼, SE¼SE¼	240
9279	41 North	1 West	16	Lots 3-4, NW¼, N½SW¼, S½NE¼	414

SENT BY: BAIRD HANSON QUINN LLP; 208 345 4930; AUG-26-02 4:56PM; PAGE 11/15
FAX NO. : 208 743 3820 Aug. 12 2002 08:02AM P25
208 345 4930; AUG-12-02 7:09AM; PAGE 24/29

EXHIBIT C

For and in consideration of the sum of *ten dollars ($10.00)*, to us in hand paid, receipt whereof is hereby acknowledged, we hereby sell, assign, and transfer unto *AlchemyKaolin, Inc* of , telephone number , *one hundred* percent *(100%)* of our rights, title, and interest in and to State of Idaho Lease *Application* No.'s as set forth in Exhibit attached.

Witness our hand this 12 day of August, 2002

Assignor:
Northwest Kaolin, Inc
By: W. Robert Lemke
Its: President

STATE OF Idaho)
: ss.
County of Ada)

On this 12 day of August, 2002 before me Sharon Cousineau notary public in and for said State, personally appeared W. Robert Lemke known or identified to me to be the Pres. (president, vice-president, or secretary) ___ of *Northwest Kaolin, Inc., an Idaho corporation*, the corporation that executed the instrument, and acknowledged to me that said corporation executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and seal on the day and year last written above.

My Commission Expires 6/11/05

Sharon Cousineau
Notary Public for
Residing at:

SHARON COUSINEAU NOTARY PUBLIC STATE OF IDAHO

The undersigned assignee above named assumes and accepts the obligations and conditions of the above described State of Idaho Lease *Application* No.'s as set forth in Exhibit attached, and separately covenants with the State of Idaho that they will abide thereby during tenure.

Witness our hand this 17 day of August, 2002

Assignee
AlchemyKaolin, Inc
By: [signature] H. Hiram Paulson
President

STATE OF IDAHO)
: ss
County of KOOTENAI)

On this 17th day of AUGUST, 2002 before me J.M. WALSH a notary public in and for said State, personally appeared , known or identified to me to be the ___ (president, vice-president, or secretary) ___ of *AlchemyKaolin, Inc, an Idaho corporation*, the corporation that executed the instrument, and acknowledged to me that said corporation executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and seal on the day and year last written above.

My Commission Expires: 3-28-06

[signature]
Notary Public for
Residing at: Post Falls

J.M. WALSH NOTARY PUBLIC STATE OF IDAHO

* *

Recorded this ____ day of ________, 20__

____
CHIEF, BUREAU OF MINERALS

SENT BY: BAIRD HANSON QUINN LLP; 208 345 4930; AUG-26-02 4:56PM; PAGE 12/15

SUMMARY OF MINERAL LEASE APPLICATIONS FILED BY NORTHWEST KAOLIN, INC.

Application No.	Township	Range	Section	Legal Description	Acres
9292	41 North	1 West	32	S½S½	160
9293	40 North	1 West	5	Lots 4 and 5	
			17	NW¼, N½NE¼, SE¼NE¼, NW¼SE¼	397